                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. ___________) *



                             AMERIGROUP CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    03073T102
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)


                       (Continued on the following pages)



--------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                                    ---------------------
CUSIP NO.     03073T102
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS     FFC PARTNERS I, L.P.
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

          I.R.S. ID#   06-1458417
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                      (b)  [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER

         SHARES                 2,365,500
                           -----------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

     OWNED BY EACH              0
                           -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER

         PERSON                 2,365,500
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,365,500
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          APPROX. 11.9%(1)
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

(1) Or approx. 12.4% if FFC Partners I, L.P. and FFC Executive Partners I, L.P. are deemed to be a group.

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                                  SCHEDULE 13G

-----------------------                                    ---------------------
CUSIP NO.     03073T102
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS   FFC EXECUTIVE PARTNERS I, L.P.
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

          I.R.S. ID#   06-1477466
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                      (b)  [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER

         SHARES                 97,860
                           -----------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

     OWNED BY EACH              0
                           -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER

         PERSON                 97,860
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          97,860
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          APPROX. 0.5%(2)
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

(2) Or approx. 12.4% if FFC Partners I, L.P. and FFC Executive Partners I, L.P. are deemed to be a group.

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                                  SCHEDULE 13G

-----------------------                                    ---------------------
CUSIP NO.     03073T102
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS   FERRER FREEMAN & COMPANY, L.L.C.
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

          I.R.S. ID#   06-1433502
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CONNECTICUT
--------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER

         SHARES                 0
                           -----------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

     OWNED BY EACH              2,463,360
                           -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER

         PERSON                 0
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,463,360
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,463,360
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          APPROX. 12.4%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

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ITEM 1

         (a)      Name of Issuer:

                      AMERIGROUP CORPORATION

         (b)      Address of Issuer's Principal Executive Offices:

                      4425 CORPORATION LANE
                      VIRGINIA BEACH, VA 23462

ITEM 2

         (a)      Name of Person Filing:

                      THIS STATEMENT IS FILED BY:

                      (i) FFC PARTNERS I, LP ("FFCP"), FORMERLY KNOWN AS FFT PARTNERS I, LP, WITH RESPECT TO SHARES OF COMMON STOCK (AS DEFINED IN ITEM 2(d) BELOW) OWNED DIRECTLY BY IT;

                      (ii) FFC EXECUTIVE PARTNERS I, LP ("FFCEP"), FORMERLY KNOWN AS FFT EXECUTIVE PARTNERS I, LP, WITH RESPECT TO SHARES OF COMMON STOCK OWNED DIRECTLY BY IT; AND

                      (iii) FERRER FREEMAN & COMPANY, LLC ("FFC"), FORMERLY KNOWN AS FERRER FREEMAN THOMPSON & CO. LLC, WITH RESPECT TO SHARES OF COMMON STOCK OWNED DIRECTLY BY EACH OF FFCP AND FFCEP.

        (b)      Address of Principal Business Office or, if None, Residence:

                      THE PRINCIPAL BUSINESS OFFICE OF EACH OF FFCP, FFCEP, AND FFC IS:

                      THE MILL
                      10 GLENVILLE STREET
                      GREENWICH, CT 06831

        (c)      Citizenship:

                      EACH OF FFCP AND FFCEP IS ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE. FFC IS ORGANIZED UNDER THE LAWS OF THE STATE OF CONNECTICUT.

        (d)      Title of Class of Securities:

                      COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMERIGROUP CORPORATION (THE "COMMON STOCK").

        (e)      CUSIP Number:

                      03073T102

ITEM 3 If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a)   [  ]   Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).

          (b)   [  ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

          (c)   [  ]   Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

          (d)   [  ]   Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)   [  ]   An investment adviser in accordance with ss.240.13d-1(b)
                       (1)(ii)(E);

          (f)   [  ]   An employee benefit plan or endowment fund in accordance
                       with ss.240.13d-1(b)(1)(ii)(F);

          (g)   [  ]   A parent holding company or control person in accordance
                       with ss.240.13d-1(b)(1)(ii)(G);

          (h)   [  ]   A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i)   [  ]   A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)   [  ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

          NOT APPLICABLE.

ITEM 4    Ownership.

          SEE ITEMS 5-9 AND ITEM 11, INCLUDING THE NOTES THERETO, ON THE COVER PAGE FOR EACH FILER, WHICH ARE INCORPORATED HEREIN BY REFERENCE. THE PERCENTAGES IN ITEM 11 ON THE COVER PAGE FOR EACH FILER HAVE EACH BEEN CALCULATED BASED ON THE 19,851,690 SHARES OF COMMON STOCK REPORTED TO BE OUTSTANDING AS OF DECEMBER 31, 2001 ON AMERIGROUP CORPORATION'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001.

          BY VIRTUE OF BEING THE GENERAL PARTNER OF EACH OF FFCP AND FFCEP, FFC MAY BE DEEMED TO BE THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK OWNED BY FFCP AND BY FFCEP AND TO HAVE SHARED POWER OVER THE VOTING AND DISPOSITION OF SUCH SHARES.

ITEM 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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         NOT APPLICABLE.

ITEM 6   Ownership of More than Five Percent on behalf of Another Person.

         NOT APPLICABLE.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         NOT APPLICABLE.

ITEM 8   Identification and Classification of Members of the Group.

         NOT APPLICABLE.

ITEM 9   Notice of Dissolution of Group.

         NOT APPLICABLE.

ITEM 10  Certification.

         NOT APPLICABLE.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  April 5, 2002

                                      FFC PARTNERS I, L.P.

                                      By:   Ferrer Freeman & Company, LLC
                                            General Partner

                                      By: /s/ Carlos A. Ferrer
                                          ------------------------------------
                                          Carlos A. Ferrer
                                          Member


                                      FFC EXECUTIVE PARTNERS I, L.P.

                                      By: Ferrer Freeman & Company, LLC
                                          General Partner

                                      By: /s/ Carlos A. Ferrer
                                          ------------------------------------
                                          Carlos A. Ferrer
                                          Member


                                      FERRER FREEMAN & COMPANY, LLC


                                      By: /s/ Carlos A. Ferrer
                                          ------------------------------------
                                          Carlos A. Ferrer
                                          Member